EXHIBIT 23.2


                         CONSENT OF INDEPENDENT AUDITORS


Flexsteel Industries, Inc.:

       We consent to the incorporation by reference in Registration Statement No. 33-1836 on Form S-8 as amended by Post-Effective Amendment No. 1 for the Flexsteel Salaried Employees' Savings Plan 401(k) and in Registration Statement No. 2-86782 on Form S-8 as amended by Post-Effective Amendment No. 3 for the Flexsteel 1983 Stock Option Plan and in Registration Statement No. 33-26267 on Form S-8 for the Flexsteel 1989 Stock Option Plan and in Registration Statement No. 333-1413 on Form S-8 for the Flexsteel 1995 Stock Option Plan and in Registration Statement No. 333-45768 on Form S-8 for the Flexsteel 1999 Stock Option Plan of our reports dated August 10, 2001 appearing in and incorporated by reference in the Annual Report on Form 10-K of Flexsteel Industries, Inc. for the year ended June 30, 2001.






DELOITTE & TOUCHE LLP

Minneapolis, Minnesota
September 20, 2001